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                                                                      EXHIBIT 99


             ECC International Announces Reduction in Workforce and
                        Wind-Down of UK-Based Operations

ORLANDO, Fla.--(BUSINESS WIRE)--Aug. 27, 1998--ECC International Corp. (NYSE:ECC
- news) today announced that it has reduced its workforce by 24 full-time positions, or approximately 5 percent. The 24 positions represent personnel located in the Company's principal System Design and Production Center in Orlando, Florida. The affected employees were notified on August 26th. The Company previously announced the relocation of its corporate headquarters staff and Instructional Systems Design and Production Center to Orlando, Florida. The relocation of the corporate headquarters is expected to be completed in September, 1998 and will result in a further reduction of 22 full-time positions.

The Company also announced today that the Board of Directors has approved a plan to wind down and discontinue the operations of the Company's UK-based subsidiary, ECC Simulation Limited. The Company expects the wind down to be completed by March, 1999.

The Company expects the reduction in workforce and the wind down of the UK-based operations to result in a substantial non-recurring charge. A portion of the charge relating to severance will be taken during the first quarter of fiscal year 1999. The remaining portions of the charge will be taken during the remainder of fiscal year 1999.

Dr. James C. Garrett, President and Chief Executive Officer of ECC International Corp., stated: "These actions are part of the Company's previously announced broader plan to consolidate resources, reduce costs and improve our competitive position."

Statements in this press release regarding future plans, events or performance, including without limitation the non-recurring charge related to the announced initiatives, are forward looking statements and are subject to risks and uncertainties that could cause actual results to differ materially. The following are important factors, among others, that should be considered in evaluating any forward-looking statements: actual costs related to the reduction in workforce and the wind down of operations, such as severance costs, lease obligations and other contractual obligations. Actual results may differ materially.

ECC International Corp. is a world leader in the design, research and production of simulators and related training programs for crew, operator and maintenance training. The Company provides a wide range of products and services used by all branches of the U.S. Department of Defense and by armed forces in 25 countries.